Exhibit 10.2

LIGAND INNOVTION GLOBAL LTD

SHARE PURCHASE AGREEMENT

April 8, 2021

	4.5	No Public Market	15
	4.6	Legends	15
	4.7	Accredited Investor	15
	4.8	No General Solicitation	15

5.	Conditions to the Purchaser’s Obligations at Closing		16
	5.1	Representations and Warranties	16
	5.2	Performance	16
	5.3	Compliance Certificate	16
	5.4	Qualifications	16
	5.5	Board of Directors	16
	5.6	Voting Agreement	16
	5.7	Secretary’s Certificate	16
	5.8	Proceedings and Documents	16
	5.9	Good Standing Certificate	16
	5.10	Preemptive Rights	16
	5.11	Assignment of Invention Agreements	17
	5.12	Noncompetition and Nonsolicitation Agreements	17
	5.13	Employment Agreement	17

6.	Conditions of the Company’s Obligations at Closing		17
	6.1	Representations and Warranties	17
	6.2	Performance	17
	6.3	Voting Agreement	17

7.	Miscellaneous		17
	7.1	Survival of Warranties	17
	7.2	Successors and Assigns	17
	7.3	Governing Law	17
	7.4	Counterparts	17
	7.5	Titles and Subtitles	18
	7.6	Notices	18
	7.7	No Finder’s Fees	18
	7.8	Amendments and Waivers	18
	7.9	Severability	18
	7.10	Delays or Omissions	19
	7.11	Entire Agreement	19
	7.12	No Commitment for Additional Financing	19

EXHIBITS

EXHIBIT A - DISCLOSURE SCHEDULE

EXHIBIT B - FORM OF VOTING AGREEMENT

EXHIBIT C - CAPITALIZATION TABLE

LIGAND INNOVTION GLOBAL LTD

SHARE PURCHASE AGREEMENT

April 8, 2021

	11.5	No Public Market	15
	11.6	Legends	15
	11.7	Accredited Investor	15
	11.8	No General Solicitation	15

12.	Conditions to the Purchaser’s Obligations at Closing		16
	12.1	Representations and Warranties	16
	12.2	Performance	16
	12.3	Compliance Certificate	16
	12.4	Qualifications	16
	12.5	Board of Directors	16
	12.6	Voting Agreement	16
	12.7	Secretary’s Certificate	16
	12.8	Proceedings and Documents	16
	12.9	Good Standing Certificate	16
	12.10	Preemptive Rights	16
	12.11	Assignment of Invention Agreements	17
	12.12	Noncompetition and Nonsolicitation Agreements	17
	12.13	Employment Agreement	17

13.	Conditions of the Company’s Obligations at Closing		17
	13.1	Representations and Warranties	17
	13.2	Performance	17
	13.3	Voting Agreement	17

14.	Miscellaneous		17
	14.1	Survival of Warranties	17
	14.2	Successors and Assigns	17
	14.3	Governing Law	17
	14.4	Counterparts	17
	14.5	Titles and Subtitles	18
	14.6	Notices	18
	14.7	No Finder’s Fees	18
	14.8	Amendments and Waivers	18
	14.9	Severability	18
	14.10	Delays or Omissions	19
	14.11	Entire Agreement	19
	14.12	No Commitment for Additional Financing	19

EXHIBITS

EXHIBIT A - DISCLOSURE SCHEDULE

EXHIBIT B - FORM OF VOTING AGREEMENT

EXHIBIT C - CAPITALIZATION TABLE

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT is made as of the 8th day of April, 2021 by and among Ligand Innovation Global Ltd, a company organized under the laws of Canada with registered offices at 5025 Orbitor Drive BLD 4 #400, Mississauga ON L4W 4Y5 (together with any predecessors or successors thereto as the context requires, the “Company”), Forwardly, Inc., a Nevada corporation, with registered offices at 1022 Nevada Highway Boulder City, Nevada 89005 ((together with any predecessors or successors thereto as the context requires, the “Purchaser”) and Oladayo Olakulehin, a natural person with an address at 24-40 Silvercreek Pky N Guelph ON N1H 7X5 (the “Founder”) (the Seller, the Purchaser and the Founder each a “Party” and collectively the “Parties”).

WHEREAS, the Purchaser and the Company entered into an exclusive distributor agreement dated May 26, 2020 under which the Purchaser agreed to serve in perpetuity as an exclusive distributor for sales in the United States for the Company’s portable ventilator medical equipment, under the brand name LifeAir G1, subject to a right of Ligand Innovation Global to terminate the Exclusive Distributor Agreement if the Purchaser has not sold at least 1,000 portable ventilators within two years following FDA approval of the ventilators, and under which the Purchaser agreed to issue to the Company 2,000 shares of the Purchaser’s Series D Preferred stock upon the Company’s ventilators receiving FDA approval for commercial use and an option to purchase 10 million shares of the Purchaser’s common stock for a 12 month exercise period upon such FDA approval as well as availability of the ventilators for sale by the Purchaser; and

WHEREAS, the Purchaser, the Company and the Founder desire to enter into this Agreement for the Purchaser to purchase shares of the Company, obtain certain voting and governance rights in the Company and issue equity of the Purchaser to the Company.

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1. Purchase and Sale of Common Shares.

1.1 Sale and Issuance of Common Shares.

Upon the terms and subject to the conditions herein, and in reliance on the representations and warranties set forth in Sections 2 and 3, the Purchaser irrevocably subscribes for and agrees to purchase from the Company for USD $1,000,000, and the Company agrees to sell to the Purchaser, upon execution of this Agreement, a total of 1,304,152.00 of the Company’s common shares representing 33.33% of all issued and outstanding common shares of the Company (the “Company Shares”). The Purchaser shall purchase the Company Shares in cash by check or wire transfer of immediately available funds to:

Bank Name: BMO Bank of Montreal

ABA Routing Number: 026005092

Account Number: 04702-001-1988-566

Account Name: Ligand Innovation Global Ltd

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BMO’s USD correspondent bank information:

●	Pay through Intermediary Bank: Wells Fargo Bank (FKA Wachovia)
●	Fedwire ABA: 026005092
●	SWIFT BIC Code: PNBPUS3NNYC
●	CHIPS UID: 143906

1.2 Closing; Delivery.

(a) The purchase and sale of the Shares shall take place remotely via the exchange of documents and signatures on the date hereof, or at such other time and place as the Company and the Purchaser mutually agree upon, orally or in writing (which time and place are designated as the “Closing”).

(b) At the Closing, the Company shall deliver to the Purchaser a certificate representing the Shares being purchased by the Purchaser at such Closing against payment of the purchase price by wire transfer to a bank account designated by the Company.

1.3 Issuance of the Purchaser’s Shares to the Company. The Purchaser shall issue to the Company a warrant for 20 million shares of the Purchaser’s common stock that shall be exercisable upon FDA approval of the LifeAire G1 ventilator with an exercise price of $1.00 and that is exercisable within two (2) years from the date of the Closing.

1.4 Defined Terms Used in This Agreement. In addition to the terms defined above, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below:

(a) “Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation, any general partner, managing member, officer or director of such Person, any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person, or any parent or sister entity or subsidiary of such Person.

(b) “Board of Directors” shall mean the board of directors of the Company.

(c) “Common Shares” means the Common Shares of the Company.

(d) “Company Shares” means the Common Shares issued by the Company at the Closing to Purchaser.

(e) “Company Intellectual Property” means all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, tradenames, copyrights, trade secrets, domain names, mask works, trade secrets and knowhow, all rights of whatsoever nature in computer software and data, all rights of privacy and all intangible rights and information and proprietary rights and processes, registered design, design rights, utility models, semi-conductor typographical, similar or other intellectual property rights, subject matter of any of the foregoing, tangible embodiments of any of the foregoing, licenses in to and under any of the foregoing, and any and all such cases as are necessary to the Company in the conduct of the

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(f) “Founder” means Oladayo Olakulehin.

(g) “Knowledge,” including the phrase “to the Company’s knowledge,” shall mean the actual knowledge of the Founder, after having made reasonable enquiry.

(h) “Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, prospects or results of operations of the Company.

(i) “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

(j) “Purchaser Designees” means any directors designated by the Purchaser entitled to designate a member of the Board of Directors pursuant to the Voting Agreement.

(k) “Securities Act” means the Securities Act Ontario, as amended, and the rules and regulations promulgated thereunder.

(l) “Transaction Agreements” means this Agreement and the Voting Agreement.

(m) “Voting Agreement” means the agreement between the Company and the Purchaser dated as of the date of the Closing, in the form of Exhibit B attached to this Agreement.

2. Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser that, except as set forth on the Disclosure Schedule attached as Exhibit A to this Agreement, which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are true and complete as of the date of the Closing, except as otherwise indicated. The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Section 2, and the disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Section 2 only to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

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2.1 Organization, Good Standing, Corporate Power and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of Canada and does not have any subsidiaries, wholly owned or otherwise. The Company has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

2.2 Capitalization.

(a) The authorized capital of the Company consists, immediately prior to the Closing, of (i) 3,912,847.65 Common Shares, 1,304,152 shares of which are issued and outstanding immediately prior to the Closing. All of the outstanding Common Shares have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal, provincial and state securities laws. The Company holds no Common Shares in its treasury.

(b) The Company has reserved no Common Shares for issuance to officers, directors, employees and consultants of the Company pursuant to its Stock Option Plan duly adopted by the Board of Directors and approved by the Company shareholders (the “Stock Plan”). Of such reserved Common Shares, no shares have been issued. The Company has furnished to the Purchaser complete and accurate copies of the Stock Plan and forms of agreements used thereunder.

(c) Subsection 2.2(c) of the Disclosure Schedule sets forth the capitalization of the Company immediately following the Closing including the number of shares of the following: (i) issued and outstanding Common Shares, including, with respect to restricted Common Shares, vesting schedule and repurchase price; (ii) granted stock options, if any, including vesting schedule and exercise price; (iii) Common Shares reserved for future award grants under the Stock Plan; and (iv) warrants or stock purchase rights, if any. There are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company any Common Shares or Common Shares, or any securities convertible into or exchangeable for Common Shares or Common Shares.

(d) None of the Company’s stock purchase agreements or stock option documents contains a provision for acceleration of vesting (or lapse of a repurchase right) or other changes in the vesting provisions or other terms of such agreement or understanding upon the occurrence of any event or combination of events, including without limitation in the case where the Company’s Stock Plan is not assumed in an acquisition. The Company has never adjusted or amended the exercise price of any stock options previously awarded, whether through amendment, cancellation, replacement grant, repricing, or any other means. The Company has no obligation (contingent or otherwise) to purchase or redeem any of its capital stock.

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(e) The Company has obtained valid waivers of any rights by other Parties to purchase any of the Shares covered by this Agreement, if applicable.

2.3 Subsidiaries. Other than as set forth in Section 2.3 of the Disclosure Schedule, the Company does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement.

2.4 Authorization. All corporate action required to be taken by the Board of Directors and shareholders in order to authorize the Company to enter into the Transaction Agreements, and to issue the Company Shares at the Closing and the Common Shares issuable upon conversion of the Company Shares, has been taken or will be taken prior to the Closing. All action on the part of the officers of the Company necessary for the execution and delivery of the Transaction Agreements, the performance of all obligations of the Company under the Transaction Agreements to be performed as of the Closing, and the issuance and delivery of the Company Shares has been taken or will be taken prior to the Closing. The Transaction Agreements, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (iii) to the extent the indemnification provisions contained in the Indemnification Agreement may be limited by applicable federal, provincial or state securities laws.

2.5 Valid Issuance of Company Shares. The Company Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable state and federal securities laws and liens or encumbrances created by or imposed by a purchaser. Assuming the accuracy of the representations of the Purchaser in Section 4 of this Agreement and subject to the filings described in Subsection 2.6 below, the Company Shares will be issued in compliance with all applicable federal, provincial and state securities laws. The Company Shares will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable federal and state securities laws and liens or encumbrances created by or imposed by a purchaser. Based in part upon the representations of the Purchaser in Section 4 of this Agreement, and subject to Subsection 2.6 below, the Company Shares will be issued in compliance with all applicable federal, provincial and state securities laws.

2.6 Governmental Consents and Filings. Assuming the accuracy of the representations made by the Purchaser in Section 4 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, provincial or state governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement.

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2.7 Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or, to the Company’s knowledge, currently threatened against (i) the Company or (ii) any officer, consultant or director of the Company arising out of their employment, consultancy or board relationship with the Company. Neither the Company nor, to the Company’s knowledge, any of its officers, consultants or directors is a Party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers, consultants or directors, such as would affect the Company). There is no action, suit, proceeding or investigation by the Company pending or which the Company intends to initiate. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to the Company) involving the prior employment of any of the Company’s employees, their services provided in connection with the Company’s business, or any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers.

2.8 Intellectual Property. The Company owns or possesses or reasonably believes it can acquire on commercially reasonable terms sufficient legal rights to all Company Intellectual Property without any known conflict with, or infringement of, the rights of others. To the Company’s knowledge, no product or service marketed or sold (or proposed to be marketed or sold) by the Company violates or will violate any license or infringes or will infringe any intellectual property rights of any other Party. Other than with respect to commercially available software products under standard end-user object code license agreements and as disclosed in Schedule 2.8 of the Disclosure Schedule, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Company Intellectual Property, nor is the Company bound by or a Party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person. The Company has not received any communications alleging that the Company has violated or, by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any other Person. The Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software- enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Company’s business. To the Company’s knowledge, no other person or entity is infringing, violating or misappropriating any of the Company Intellectual Property. To the Company’s knowledge, it will not be necessary to use any inventions of any of its employees or consultants (or Persons it currently intends to hire) made prior to their employment by the Company. Each employee and consultant has assigned to the Company all intellectual property rights he or she owns that are related to the Company’s business as now conducted and as presently proposed to be conducted. Subsection 2.8 of the Disclosure Schedule lists all Company Intellectual Property. Other than as set forth in Subsection 2.8 of the Disclosure Schedule, the Company has not embedded any open source, copyleft or community source code in any of its products generally available or in development, including but not limited to any libraries or code licensed under any General Public License, Lesser General Public License or similar license arrangement. For purposes of this Subsection 2.8, the Company (but, for certainty, not the Founder, for purposes of their representations and warranties set forth in Section 3 hereof) shall be deemed to have knowledge of a patent right if the Company has actual knowledge of the patent right or would be found to be on notice of such patent right as determined by reference to United States patent laws.

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2.9 Compliance with Other Instruments. The Company is not in violation or default (i) of any provisions of its Articles or Bylaws, (ii) of any instrument, judgment, order, writ or decree, (iii) under any note, indenture or mortgage, or (iv) under any lease, agreement, contract or purchase order to which it is a Party or by which it is bound that is required to be listed on the Disclosure Schedule, or of any provision of federal or state statute, rule or regulation applicable to the Company, the violation of which would have a Material Adverse Effect. The execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated by the Transaction Agreements will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Company.

2.10 Agreements; Actions.

(a) Except for the Transaction Agreements and as set forth in Section 2.10(a) of the Disclosure Schedule, there are no agreements, understandings, instruments, contracts or proposed transactions to which the Company is a Party or by which it is bound that involve (i) obligations (contingent or otherwise) of, or payments to, the Company in excess of $10,000, (ii) the license of any patent, copyright, trademark, trade secret or other proprietary right to or from the Company, (iii) the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other Person that limit the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products, or (iv) indemnification by the Company with respect to infringements of proprietary rights.

(b) Except as set forth in Section 2.10(b) of the Disclosure Schedule, the Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of $10,000 or in excess of $25,000 in the aggregate, (iii) made any loans or advances to any Person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business. For the purposes of subsections (b) and (c) of this Subsection 2.10, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same Person (including Persons the Company has reason to believe are affiliated with each other) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsection. The Company is not a guarantor or indemnitor of any indebtedness of any other Person.

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2.11 Certain Transactions.

(a) Other than (i) standard employee benefits generally made available to all employees, (ii) standard director and officer indemnification agreements approved by the Board of Directors, and (iii) the purchase of shares of the Company’s capital stock and the issuance of options to purchase Common Shares of the Company, in each instance, approved in the written minutes of the Board of Directors (previously provided to the Purchaser or their counsel), there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors or consultants, or any Affiliate thereof.

(b) The Company is not indebted, directly or indirectly, to any of its directors, officers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses and for other customary employee benefits made generally available to all employees. None of the Company’s directors, officers or employees, or any members of their immediate families, or any Affiliate of the foregoing are, directly or indirectly, indebted to the Company or, to the Company’s knowledge, have any (i) material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of the Company’s customers, suppliers, service providers, joint venture partners, licensees and competitors, (ii) direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company except that directors, officers or employees or shareholders of the Company may own stock in (but not exceeding two percent (2%) of the outstanding capital stock of) publicly traded companies that may compete with the Company or (iii) financial interest in any material contract with the Company.

2.12 Voting Rights. To the Company’s knowledge, except as contemplated in the Voting Agreement, no shareholder of the Company has entered into any agreements with respect to the voting of capital shares of the Company.

2.13 Property. The property and assets that the Company owns are free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets. With respect to the property and assets it leases, the Company is in compliance with such leases and, to its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances other than those of the lessors of such property or assets. The Company does not own any real property.

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2.14 Financial Statements. The Company has delivered to the Purchaser its internally generated financial activity for the year ended December 31, 2020 (the “Financial Statements”). The Financial Statements fairly present in all material respects the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject in the case of the unaudited Financial Statements to normal year-end audit adjustments. Except as set forth in the Financial Statements, the Company has no material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business, (ii) obligations under contracts and commitments incurred in the ordinary course of business and (iii) liabilities and obligations of a type or nature not required under generally accepted accounting principles to be reflected in the Financial Statements, which, in all such cases, individually and in the aggregate would not have a Material Adverse Effect. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles.

2.15 Changes. Other than as set forth in Section 2.15 of the Disclosure Schedules, since incorporation, there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not caused, in the aggregate, a Material Adverse Effect;

(b) any damage, destruction or loss, whether or not covered by insurance, that would have a Material Adverse Effect;

(c) any waiver or compromise by the Company of a valuable right or of a material debt owed to it;

(d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and the satisfaction or discharge of which would not have a Material Adverse Effect;

(e) any material change to a material contract or agreement by which the Company or any of its assets is bound or subject;

(f) any material change in any compensation arrangement or agreement with any employee, officer, director or shareholder;

(g) any resignation or termination of employment of any officer or Key Contributors of the Company;

(h) any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets;

(i) any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

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(j) any declaration, setting aside or payment or other distribution in respect of any of the Company’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Company;

(k) any sale, assignment or transfer of any Company Intellectual Property that could reasonably be expected to result in a Material Adverse Effect;

(l) receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Company;

(m) to the Company’s knowledge, any other event or condition of any character, other than events affecting the economy or the Company’s industry generally, that could reasonably be expected to result in a Material Adverse Effect; or

(n) any arrangement or commitment by the Company to do any of the things described in this Subsection 2.15.

2.16 Employee Matters. As of the date hereof, the Company employs 1 full-time employees, no part-time employees and engages consultants or independent contractors. Section 2.16 of the Disclosure Schedule sets forth a detailed description of all compensation, including salary, bonus, severance obligations and deferred compensation paid or payable for each officer, employee, consultant and independent contractor of the Company.

(a) To the Company’s knowledge, none of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of the Company or that would conflict with the Company’s business. Neither the execution or delivery of the Transaction Agreements, nor the carrying on of the Company’s business by the employees of the Company, nor the conduct of the Company’s business as now conducted and as presently proposed to be conducted, will, to the Company’s knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.

(b) The Company is not delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants, or independent contractors. The Company has complied in all material respects with all applicable provincial, state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification, and collective bargaining. The Company has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, taxes, penalties, or other sums for failure to comply with any of the foregoing.

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(c) The employment of each employee of the Company is terminable at the will of the Company. Except as required by law, upon termination of the employment of any such employees, no severance or other payments will become due. The Company has no policy, practice, plan, or program of paying severance pay or any form of severance compensation in connection with the termination of employment services other than as required by law.

(d) The Company has not made any representations regarding equity incentives to any officer, employees, director or consultant that are inconsistent with the share amounts and terms set forth in the capitalization table attached as Schedule 2.2(c).

(e) The Company has made all contributions and has no liability to any employee of the Company under any employee benefit plans the Company is required to maintain, establish or sponsor under applicable law and has complied in all materials respects with all applicable laws relating to such employee benefit plans.

(f) To the Company’s knowledge, none of the directors of the Company has been (a) subject to voluntary or involuntary petition under applicable bankruptcy laws or the appointment of a receiver, fiscal agent or similar officer by a court for his business or property; (b) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (c) subject to any order, judgment, or decree (not subsequently reversed, suspended, or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him from engaging, or otherwise imposing limits or conditions on his engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; or (d) found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission, the Commodity Futures Trading Commission or securities commission in any province of Canada to have violated any applicable securities, commodities, or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.

2.17 Tax Returns and Payments. There are no taxes due and payable by the Company which have not been timely paid. There are no accrued and unpaid taxes of the Company which are due, whether or not assessed or disputed. There have been no examinations or audits of any tax returns or reports by any applicable governmental agency. The Company has duly and timely filed all tax returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year. The Company is not a non-resident of Canada for purposes of the Income Tax Act (Canada). The Company has, at all relevant times, been and is a taxable Canadian company within the meaning of subsection 89(1) of the Income Tax Act (Canada). The Company has never been required to file any tax return with, and has never been liable to pay any taxes to, any taxing authority outside Canada. No request to file a tax return has ever been made by a taxing authority in a jurisdiction where the Company does not file tax returns. For all transactions between the Company and any non- resident person or entity with whom it was not dealing at arm’s length during a taxation year commencing after 1998 and ending on or before the date hereof, the Company has made or obtained records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the Income Tax Act (Canada).

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2.18 Insurance. The Company maintains a D&O and E&O insurance policies. The Company does not maintain any fire or casualty insurance policy.

2.19 Employee Agreements. Each current and former employee, consultant and officer of the Company has executed an agreement with the Company regarding confidentiality, proprietary information and assignment of works and inventions (including non- competition and non-solicitation covenants) substantially in the form or forms delivered to the counsel for the Purchaser (the “Confidential Information Agreements”). No current or former employee or consultant of the Company has excluded works or inventions from his or her assignment of inventions pursuant to such employee or consultant’s Confidential Information Agreement.

2.20 Permits. The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, the lack of which could reasonably be expected to have a Material Adverse Effect. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

2.21 Corporate Documents. The Articles and Bylaws of the Company are in the form provided to the Purchaser. The copy of the minute books of the Company provided to the Purchaser contains minutes of all meetings of directors and shareholders and all actions by written consent without a meeting by the directors and shareholders since the date of incorporation and accurately reflects in all material respects all actions by the directors (and any committee of directors) and shareholders with respect to all transactions referred to in such minutes.

2.22 Environmental and Safety Laws. Except as could not reasonably be expected to have a Material Adverse Effect, (a) the Company is and has been in compliance with all Environmental Laws; (b) there has been no release or to the Company’s knowledge threatened release of any pollutant, contaminant or toxic or hazardous material, substance or waste, or petroleum or any fraction thereof, (each a “Hazardous Substance”) on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company; (c) there have been no Hazardous Substances generated by the Company that have been disposed of or come to rest at any site that has been included in any published federal, provincial, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any governmental authority in Canada or the United States; and (d) there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by the Company, except for the storage of hazardous waste in compliance with Environmental Laws. The Company has made available to the Purchaser true and complete copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies, and environmental studies or assessments.

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For purposes of this Section 2, “Environmental Laws” means any law, regulation, or other applicable requirement relating to (a) releases or threatened release of Hazardous Substance; (b) pollution or protection of employee health or safety, public health or the environment; or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

2.23 Prototype. The company will use best efforts to complete the prototype and all FDA and Health Canada applications filed no later than December 1, 2021. This is subject to any statutory changes in medical device certification requirements and Forwardly funding no later than March 31, 2021.

2.24 Disclosure. The Company has made available to the Purchaser all the information reasonably available to the Company that the Purchaser have requested for deciding whether to acquire the Company Shares. No representation or warranty of the Company contained in this Agreement, as qualified by the Disclosure Schedule, and no certificate furnished or to be furnished to Purchaser at the Closing contains any untrue statement of a material fact or, to the Company’s knowledge, omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. The Company is not aware of any fact or matter not disclosed in writing to the Purchaser which directly affects the business of the Company, the disclosure of which might reasonably affect the willingness of a reasonable investor to apply for shares in the capital of the Company or the price at or terms upon which an investor would be willing to subscribe them.

3. Representations and Warranties of the Founder. Except as set forth on the Disclosure Schedule, the Founder (subject to the last paragraph of this Section 3), represents and warrants to the Purchaser as of the date of the Closing at which such Purchaser is purchasing Company Shares as follows (it being understood and agreed that the Founder’s liability for breaches of any provisions of this Section 3 shall be limited to the then current fair market value of the Common Shares of the Company currently owned by such Founder and such Founder shall discharge such liability by the surrender of such shares):

3.1 Conflicting Agreements. Such Founder is not, as a result of the nature of the business conducted or currently proposed to be conducted by the Company or for any other reason, in violation of (i) any fiduciary or confidential relationship, (ii) any term of any contract or covenant (either with the Company or with another entity) relating to employment, patents, assignment of inventions, confidentiality, proprietary information disclosure, non-competition or non-solicitation, or (iii) any other contract or agreement, or any judgment, decree or order of any court or administrative agency binding on the Founder and relating to or affecting the right of such Founder to be employed by or serve as a director or consultant to the Company. No such relationship, term, contact, agreement, judgment, decree or order conflict with such Founder’s obligations to use his best efforts to promote the interests of the Company nor does the execution and delivery of this Agreement, nor such Founder’s carrying on the Company’s business as a director, officer or consultant of the Company, conflict with any such relationship, term, contract, agreement, judgment, decree or order.

3.2 Litigation. There is no action, suit or proceeding, or governmental inquiry or investigation, pending or, to such Founder’s knowledge, threatened against such Founder, and, to such Founder’s knowledge, there is no basis for any such action, suit, proceeding, or governmental inquiry or investigation.

3.3 Shareholder Agreements. Except as contemplated by or disclosed in the Transaction Agreements, such Founder is not a Party to and has no knowledge of any agreements, written or oral, relating to the acquisition, disposition, registration under the Securities Act or applicable Canadian securities laws, or voting of the securities of the Company that will not otherwise be terminated effective as of the Closing.

3.4 Representations and Warranties. To such Founder’s knowledge, all of the representations and warranties of the Company set forth in Section 2 are true and complete.

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3.5 Prior Legal Matters. Such Founder has not been (a) subject to voluntary or involuntary petition under applicable bankruptcy laws or the appointment of a receiver, fiscal agent or similar officer by a court for his business or property; (b) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (c) subject to any order, judgment, or decree (not subsequently reversed, suspended, or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him from engaging, or otherwise imposing limits or conditions on his engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; or (d) found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission, the Commodity Futures Trading Commission or securities commission in any province of Canada or to have violated any applicable securities, commodities or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.

Notwithstanding any other provision of this Agreement or any right or remedy available to the Purchaser in accordance with applicable law, the Purchaser hereby acknowledges and agrees that, in the event of any claim by the Purchaser against the Founder for any breach of the representations and warranties set forth in this Section 3 that is either agreed or determined by judgment in favor of any claimant Purchaser by proceeding commenced in accordance with the terms and conditions of this Agreement, the claimant Purchaser’s sole recourse in respect of the satisfaction of any such judgment shall be: (i) limited to the value of the Common Shares held by the affected Founder at the time that the claimant Purchaser seeks to satisfy such judgment, and (ii) shall, at the option of the Founder shall be satisfied by the transfer to the claimant Purchaser by the Founder subject to such judgment of such number of Common Shares held by such Founder as is required in order to satisfy such judgment (in each case, with such number to be calculated based on the market value of such Common Shares as determined in good faith by the Board of Directors of the Company within a period of 90 days from the date of such transfer and in any event with such number to be limited to all of the Common Shares held by the affected Founder at such time).

4. Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company that:

4.1 Authorization. The Purchaser has full power and authority to enter into the Transaction Agreements. The Transaction Agreements to which the Purchaser is a Party, when executed and delivered by the Purchaser, will constitute valid and legally binding obligations of the Purchaser, enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies .

4.2 Purchase Entirely for Own Account. This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Company, which by the Purchaser’s execution of this Agreement, the Purchaser hereby confirms, that the Company Shares to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Company Shares. The Purchaser has not been formed for the specific purpose of acquiring the Company Shares.

4.3 Disclosure of Information. The Purchaser has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Company Shares with the Company’s management and has had an opportunity to review the Company’s facilities. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of the Purchaser to rely thereon.

4.4 Restricted Securities. The Purchaser understands that the Company Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein. The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Company Shares, and on requirements relating to the Company which are outside of the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.

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4.5 No Public Market. The Purchaser understands that no public market now exists for the Company Shares, and that the Company has made no assurances that a public market will ever exist for the Company Shares.

4.6 Legends. The Purchaser understands that the Company Shares and any securities issued in respect of or exchange for the Company Shares, may bear one or all of the following legends:

(a) “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT (ONTARIO), AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT (ONTARIO).”

(b) “UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THE SECURITY MUST NOT TRADE THIS SECURITY BEFORE THE DATE THAT IS FOUR MONTHS AND A DAY AFTER THE LATER OF (I) THE DATE OF DISTRIBUTION AND (II) THE DATE THE ISSUER BECAME A REPORTING ISSUER IN ANY PROVINCE OR TERRITORY OF CANADA.”

(c) Any legend set forth in, or required by, the other Transaction Agreements.

(d) Any legend required by applicable state or provincial securities laws to the extent such laws are applicable to the Company Shares represented by the certificate so legended.

4.7 Accredited Investor. The Purchaser is an accredited investor within the meaning of National Instrument 45-106 – Prospectus and Registration Exemptions of the Canadian Securities Administrators (provided that, upon reasonable request of the Company at any time, the Purchaser shall provide a written certificate to such effect to the Company).

4.8 No General Solicitation. Neither the Purchaser, nor any of its officers, directors, employees, agents, shareholders or partners has either directly or indirectly, including through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Company Shares.

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5. Conditions to the Purchaser’s Obligations at Closing. The obligations of the Purchaser to purchase Company Shares at the Closing are subject to the fulfillment, on or before such Closing, of each of the following conditions, unless otherwise waived:

5.1 Representations and Warranties. The representations and warranties of the Company contained in Section 2 and the representations and warranties of the Founder in Section 3 shall be true and correct in all respects as of such Closing.

5.2 Performance. The Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Company on or before such Closing.

5.3 Compliance Certificate. The President of the Company shall deliver to the Purchaser at such Closing a certificate certifying that the conditions specified in Subsections 5.1 and 5.2 have been fulfilled.

5.4 Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of Ontario that are required in connection with the lawful issuance and sale of the Company Shares pursuant to this Agreement shall be obtained and effective as of such Closing.

5.5 Board of Directors. As of the Closing, the authorized size of the Board of Directors shall be up to five (5), and the initial directors shall be Oladayo Olakulehin, and up to two persons appointed by the Purchaser.

5.6 Voting Agreement. The Company, the Purchaser (other than the Purchaser relying upon this condition to excuse such Purchaser’s performance hereunder), and the other shareholders of the Company named as Parties thereto shall have executed and delivered the Voting Agreement.

5.7 Secretary’s Certificate. The Secretary of the Company shall have delivered to the Purchaser at the Closing a certificate certifying (i) the Bylaws of the Company and (ii) resolutions of the Board of Directors approving the Transaction Agreements and the transactions contemplated under the Transaction Agreements.

5.8 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Purchaser, and the Purchaser (or its counsel) shall have received all such counterpart original and certified or other copies of such documents as reasonably requested.

5.9 Good Standing Certificate. The Company shall have delivered to the Purchaser a certificate, as of the most recent practicable date, as to the corporate good standing of the Company issued by the Ministry of Consumer and Business Services of the Province of Ontario.

5.10 Preemptive Rights. The Company shall have fully satisfied (including with respect to rights of timely notification) or obtained enforceable waivers in respect of any preemptive or similar rights directly or indirectly affecting any of its securities.

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5.11 Assignment of Invention Agreements. All employees of the Company shall have entered into proprietary information and assignment of invention agreements in a form acceptable to the Purchaser.

5.12 Noncompetition and Nonsolicitation Agreements. All employees and board of directors of the Company shall have entered into noncompetition and nonsolicitation agreements in a form acceptable to the Purchaser.

5.13 Employment Agreement. The Company shall have entered into an Employment Agreement substantially in the form attached hereto as Exhibit C.

6. Conditions of the Company’s Obligations at Closing. The obligations of the Company to sell Company Shares to the Purchaser at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

6.1 Representations and Warranties. The representations and warranties of the Purchaser contained in Subsection 4.1 shall be true and correct in all respects as of such Closing.

6.2 Performance. The Purchaser shall have performed and complied with all covenants, agreements, obligations and conditions contained are required to be performed or complied with by it on or before such Closing.

6.3 Voting Agreement. The Purchaser and the other shareholders of the Company named as Parties thereto shall have executed and delivered the Voting Agreement.

7. Miscellaneous.

7.1 Survival of Warranties. Unless otherwise set forth in this Agreement, the representations and warranties of the Company, the Founder and the Purchaser contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Purchaser or the Company.

7.2 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties. Nothing in this Agreement, express or implied, is intended to confer upon any Party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

7.3 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Province of Ontario, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

7.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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7.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

7.6 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the Party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective Parties at their address as set forth above or on the signature page or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Subsection 7.6. If notice is given to the Company, a copy (which shall not constitute notice) shall also be sent to Vaknin Law PC, 5025 Orbitor Drive BLD 5 #400, Mississauga ON L4W 4Y5, Attention: Sonia Vaknin B.A., LL.B. svaknin@vakninlaw.ca, and if notice is given to the Purchaser, a copy (which shall not constitute notice) shall also be given to Culhane Meadows PLLC, 1101 Pennsylvania Avenue, N.W., Suite 300, Washington, D.C. 20004, Attention: Ernest Stern, Esq., email estern@cm.law.

7.7 No Finder’s Fees. Each Party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. The Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Purchaser or any of its officers, employees, or representatives is responsible. The Company agrees to indemnify and hold harmless the Purchaser from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

7.8 Amendments and Waivers. Any term of this Agreement may be amended, terminated or waived only with the written consent of the Company and the holders of at least a majority of the then outstanding Company Shares. Any amendment or waiver effected in accordance with this Subsection 7.9 shall be binding upon the Purchaser and each transferee of the Company Shares each future holder of all such securities and the Company.

7.9 Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

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7.10 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any Party, shall be cumulative and not alternative.

7.11 Entire Agreement. This Agreement (including the Exhibits hereto), the Articles of Amendment and the other Transaction Agreements constitute the full and entire understanding and agreement between the Parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the Parties are expressly canceled.

7.12 No Commitment for Additional Financing. The Company acknowledges and agrees that the Purchaser has not made any representation, undertaking, commitment or agreement to provide or assist the Company in obtaining any financing, investment or other assistance, other than the purchase of the Company Shares as set forth herein and subject to the conditions set forth herein. In addition, the Company acknowledges and agrees that (i) no statements, whether written or oral, made by the Purchaser or its representatives on or after the date of this Agreement shall create an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment, (ii) the Company shall not rely on any such statement by the Purchaser or its representatives and (iii) an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment may only be created by a written agreement, signed by such Purchaser and the Company, setting forth the terms and conditions of such financing or investment and stating that the Parties intend for such writing to be a binding obligation or agreement. The Purchaser shall have the right, in its sole and absolute discretion, to refuse or decline to participate in any other financing of or investment in the Company and shall have no obligation to assist or cooperate with the Company in obtaining any financing, investment or other assistance.

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IN WITNESS WHEREOF, the Parties have executed this Share Purchase Agreement as of the date first written above.

COMPANY:

LIGAND INNOVATION GLOBAL LTD

By:
Name:	Oladayo Olakulehin
Title:	CEO
Email:	ceo@ligandcorp.com

FOUNDER:

Oladayo Olakulehin
Email: ceo@ligandcorp.com

PURCHASER:

FORWARDLY, INC.

By:
Name:	George Sharp
Title:	President and CEO
Email:	george@george-sharp.com

EXHIBIT A

DISCLOSURE SCHEDULE

This Disclosure Schedule (this “Disclosure Schedule”) is being delivered in connection with the execution and delivery of that certain Share Purchase Agreement, dated as of February __, 2021 (the “Agreement”), by and among Ligand Innovation Global LTD (the “Company”), Forwardly, Inc. (the “Purchaser”) and the Founder. Capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Agreement.

No disclosure in this Disclosure Schedule relating to any possible breach or violation of any agreement, law or regulation shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.

Disclosure of any matter, fact or circumstance in a Section of this Disclosure Schedule shall be deemed to be disclosure thereof for purposes of any other Sections of this Disclosure Schedule.

All dollar figures are in US dollars unless otherwise indicated.

There are no agreements, understandings or proposed transactions between the Company and any of its officers, directors or consultants, or any Affiliate thereof.

The Company has NO “stock plan” for employees or directors.

The Company has NO franchises, permits, licenses and any similar authority necessary for the conduct of its business.

The Articles and Bylaws of the Company are in the form provided to the Purchaser. The copy of the minute books of the Company shall be provided to the Purchaser.

The Company acknowledges that it currently does not have D&O and E&O insurance as at the date of this agreement. The Company agrees, at its own cost, to obtain the above insurance policies when funding arrives.

The Company shall undertake a full patent application before April 30th 2021 under the WIPO PCT. The Company also discloses prior development of the DBOX which has now been retired and evolved to the LifeAire G1.

Raymond Minato (director) is also owner of Inertia Engineering + Design Inc.

Louis J Sapi (director) is also Partner at HS & Partners.

Louis J Sapi (director) and Abubakkar Noohujohn (director) jointly own exclusive distributorship rights for ASIA

Oladayo Olakulehin (director) owns exclusive rights for distributorship for AFRICA.SECTION 2.2(c) CAPITALIZATION

SECTION 2.2(c)

CAPITALIZATION

Capitalization Table

Shareholder	Common Shares	Total Shares	%
Forwardly Inc 1022 Nevada Highway Boulder City, Nevada 89005	1,304,152.00	1,304,152.00	33.330
Shahul Hameed Haja Mohideen 3105 Countess Crescent, Mississauga, Ontario L5M 0E1	130,434.78	130,434.78	5.000
APOLLO PROJECTS, L.P. (SAFE) 29 Dorland St. San Francisco, CA 94110	78,260.87	78,260.87	3.000
Abubakkar Noohujohn 53 Classic Drive, Brampton. Ontario, L6Y 5H3	600,000.00	600,000.00	14.584
Raymond John Minato 67 Burnside Drive Toronto ON M6G 2M9	600,000.00	600,000.00	14.584
Oladayo Emmanuel Olakulehin 24-40 Silvercreek Pky N Guelph Ontario N1H 7X5	600,000.00	600,000.00	14.584
Louis J Sapi 247154 5th Sideroad Mono, ON L9W 2Z2	600,000.00	600,000.00	14.584
Total	3,912,847.65	3,912,847.65	100%

SECTION 2.3

SUBSIDIARIES

There are no subsidiaries.

SECTION 2.8

INTELLECTUAL PROPERTY

A provisional patent application has been filed for

“PORTABLE ELECTROMECHANICAL RESUSCITATOR BAG SINGLE SIDED COMPRESSION DEVICE” in the United States of America owned in entirety by Ligand Innovation Global Limited.

Filing date - 01 May 2020 |

Place of filing- Perry + Currier IP Toronto; Electronic patent transmittal | Filing number- 63/018581

Full patent filing April 2021

SECTION 2.10(a)

AGREEMENTS; ACTIONS

Appendix 1.1 : MSA Agreement with Inertia Engineering and Design

Appendix 1.2 : Distribution Agreement for the United States of America

Appendix 1.3 : Distribution Agreement for Nigeria

Appendix 1.4 : Employment contract for Oladayo Olakulehin

Appendix 1.5 : Engagement Agreement with Bereskin & Parr

Appendix 1.6 : Engagement Agreement with HS & Partners

Appendix 1.7 : Engagement Agreement with Vaknin Law

Appendix 1.8 : Engagement Agreement with Charger Consulting

Appendix 1.9 : Engagement Agreement with Hogan Lovells LLC

Appendix 2.0 : Engagement Agreement with Ayming Canada Inc

Appendix 2.1 : Engagement Agreement with Connie McCarty & Associates

Appendix 2.2 : Share Purchase Agreement for Shahul Mohideen

Appendix 2.3 : SAFE with Sam Altman Co.

Appendix 2.4 : Transfer of SAFE to Appollo Projects

Appendix 2.5 : Non-compete agreement for all directors of Ligand Innovation Global

Appendix 2.6: Simple Agreement for Distribution Rights for ASIA for Louis J Sapi and Abubakkar Noohujohn

Appendix 2.7 : Simple Agreement for Distribution Rights for Africa for Oladayo Olakulehin

Appendix 2.8 : Representation agreement with STATUS MENAI for MENA

https://teams.microsoft.com/_#/files/70%20Legal?threadId=19%3A6e56897d735346cca2d899503f86b6fd%40thread.tacv2&tx=channel&context=70%2520Legal& ootfolder=%252Fsites%252FLIGANDWORKTEAM%252FShared%2520Documents%252F70%2520Legal

SECTION 2.10(b)

Schedule D: Company indebtedness

1. The Company owes one subcontractor, Inertia Engineering + Design Inc the amount of One hundred and seventy two thousand, two hundred and twenty nine Canadian dollars only. [CAD172,229], for contract product design and engineering services relating to the development of the LifeAire G1.

2. Raymond Minato (director) is also owner of Inertia Engineering + Design Inc.

3. Louis J Sapi (director) is also Partner at HS & Partners.

SECTION 2.15(e)

CHANGES

Not applicable

SECTION 2.16

EMPLOYEE MATTERS

Employment contract for Oladayo Olakulehin in Section 2.10 (a)

EXHIBIT B

FORM OF VOTING AGREEMENT

(See attached)

EXHIBIT C

FORM OF EMPLOYMENT AGREEMENT

Olakulehin in Section 2.10 (a)

EXHIBIT A

ADOPTION AGREEMENT

This Adoption Agreement (“Adoption Agreement”) is executed on , 20 , by the undersigned (the “Holder”) pursuant to the terms of that certain Voting Agreement dated as of February , 2021 (the “Agreement”), by and among the Company and certain of its Shareholders, as such Agreement may be amended or amended and restated hereafter. Capitalized terms used but not defined in this Adoption Agreement shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Adoption Agreement, the Holder agrees as follows.

1.1 Acknowledgement. Holder acknowledges that Holder is acquiring certain shares of the capital stock of the Company (the “Stock”) or options, warrants or other rights to purchase such Stock (the “Options”), for one of the following reasons (Check the correct box):

☐	as a transferee of Shares from a Party in such Party’s capacity as an “Investor” bound by the Agreement, and after such transfer, Holder shall be considered an “Investor” and a “Shareholder” for all purposes of the Agreement.

☐	as a transferee of Shares from a Party in such Party’s capacity as a “Key Holder” bound by the Agreement, and after such transfer, Holder shall be considered a “Key Holder” and a “Shareholder” for all purposes of the Agreement.

☐	as a new Investor in accordance with Subsection 7.1(a) of the Agreement, in which case Holder will be an “Investor” and a “Shareholder” for all purposes of the Agreement.

☐	in accordance with Subsection 7.1(b) of the Agreement, as a new Party who is not a new Investor, in which case Holder will be a “Shareholder” for all purposes of the Agreement.

1.2 Agreement. Holder hereby (a) agrees that the Stock, Options and any other shares of capital stock or securities required by the Agreement to be bound thereby, shall be bound by and subject to the terms of the Agreement and (b) adopts the Agreement with the same force and effect as if Holder were originally a Party thereto.

1.3 Notice. Any notice required or permitted by the Agreement shall be given to Holder at the address or facsimile number listed below Holder’s signature hereto.

HOLDER:	ACCEPTED AND AGREED:

By:	LIGAND INNOVATION GLOBAL LTD
Name and Title of Signatory

Address:	By:
Title:

Facsimile Number:

Email: